UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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CARETRUST REIT, INC.
(Name of Registrant as Specified in Its Charter)
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 EXECUTIVE COMPENSATION  March 2026

 ABOUT OUR EXECUTIVE COMPENSATION PROGRAM  Our executive pay strategy focuses on driving long term stockholder value by aligning leadership incentives with disciplined capital deployment, sustained earnings growth, and balance sheet strength, with most pay performance based and at risk.  Our Board asks for your support at the 2026 Annual Meeting    FOR the advisory vote to approve the compensation of our named executive officers (say-on-pay)  Key Points for 2025    We engaged extensively with stockholders and incorporated feedback to enhance clarity, consistency, and predictability in our incentive design    A substantial majority of CEO target compensation (88%) is performance-based and at risk    2025 annual incentives were structured around measurable financial and strategic metrics: NFFO per share, capital deployment, and leverage discipline    Maximum annual incentive payouts required simultaneous achievement of strong earnings growth, record-scale capital deployment, and continued balance sheet strength    Balanced approach to long-term incentives (“LTI”), with 100% of performance-based awards tied to three-year relative TSR, with an 85th percentile requirement for maximum payout and a cap if absolute TSR is negative    The LTI framework includes an outperformance opportunity that, if earned based on 2025 results, must be re-earned based on three-year relative TSR

 2025 BUSINESS PERFORMANCE HIGHLIGHTS  2025 was a transformational year for CareTrust, marked by record capital deployment, strong earnings growth, disciplined leverage, and expanded scale — culminating in a 10-year total return of 493%, making CareTrust the top performing healthcare REIT over that period.  17%     Year-over-Year Normalized FFO per Share Growth  Normalized FFO per diluted share increased to $1.76 in 2025, representing 17% growth over 2024.  $1.76B     Record Capital Deployment  Deployed $1.764 billion of capital — the highest annual investment level in Company history.  >$8.3B     Market Capitalization  Market capitalization surpassed $8.3 billion during 2025, increasing from $5.1 billion at end of 2024 and $2.9 billion at end of 2023.  0.89x   Disciplined Balance Sheet  Average quarterly net debt to normalized run-rate EBITDA of 0.89x at year-end 2025.  Notable Strategic Expansion in 2025  Expanded into the U.K. through acquisition of a healthcare real estate platform  Established a senior housing operating platform (SHOP)  Continued scaling core skilled nursing portfolio  Raised $1.1+ billion in equity, including the Company’s largest single-day offering  Note: Normalized FFO per share and average quarterly net debt to normalized run-rate EBITDA are non-GAAP financial measures that are used in CareTrust’s executive compensation  program. These measures are presented attributable to CareTrust REIT, Inc. and do not reflect noncontrolling interests. For reconciliations to the most directly comparable GAAP measures,   please see the appendix.

 SUSTAINED TSR OUTPERFORMANCE  As shown below, over the past three years, CareTrust’s relative TSR has consistently outpaced its executive compensation peer group. Additionally, the Company achieved the highest 10-year TSR among U.S. healthcare REITs as of year-end 2025.  CareTrust REIT TSR vs. Current Executive Compensation Peers

 CEO PAY Progression Aligned with Company Growth  CEO compensation has progressed in a measured manner alongside CareTrust’s growth, scale, and sustained performance. A meaningful portion of actual direct pay remains tied to future TSR performance over multi-year measurement periods.  Measured Multi-Year Framework  2022 CEO compensation set below market, reflecting first-time CEO role and smaller company scale  Multi-year progression established from the outset  Actual pay is driven by:  Sustained operating performance  Substantial capital deployment and NFFO per share growth  Continued balance sheet discipline  Market capitalization growth  Alignment with Scale and Performance  Market capitalization increased substantially from 2022 to 2025  Compensation progression reflects expanded scale, complexity, and sustained performance  Majority of pay remains performance-based and equity-driven  Market Capitalization vs. CEO Pay  More than $6 Billion of stockholder value created in 4 years

 2025 Responsiveness and Program Enhancements  Stockholders expressed strong support for recent pay decisions and encouraged continued emphasis on disciplined pay-for-performance design.*  What We Heard  What We Did  Strong support for pay decisions and emphasis on pay-for-performance  Maintained a disciplined, performance-based framework aligned with Company results and stockholder outcomes  Continued to structure compensation so that a substantial majority of executive pay is performance-based and at risk (88% of CEO target pay)  Desire for greater clarity and predictability in annual incentives  Standardized performance metric weightings across executives  Harmonized 0%–300% payout structure with linear interpolation  Concern regarding the 2024 special performance award  Clarified the award reflected an extraordinary year and was a one-time action  Confirmed no discretionary awards for 2025 performance  Introduced a formal Outperformance Grant within the pre-established long-term incentive LTI framework  Appreciation for continued long-term alignment  Structured LTI awards with 50% performance-based restricted stock units (“PRSUs”) and 50% time-based restricted stock  Outperformance Grants delivered entirely in PRSUs and must be re-earned based on three-year relative TSR  Retained absolute TSR cap and 85th percentile requirement for maximum payout  *Following the 2025 annual meeting, we reached out directly to stockholders representing approximately 73% of shares outstanding, including our largest investors. Stockholders owning approximately 57% of our shares outstanding either participated in engagement meetings or confirmed that a meeting was not necessary this year. The Chair of the compensation committee participated in all engagement meetings, with support from senior management as appropriate.

 Capital Deployment in Our Incentive PLANS  Capital deployment is the primary way CareTrust executes its strategy and creates long-term stockholder value, which is why it is represented in both of our annual and LTI designs. In today’s healthcare real estate environment, attractive opportunities are episodic and time-sensitive, requiring disciplined underwriting, sound risk judgment, and decisive execution.  Annual Incentives  Purpose: Drive disciplined, value-accretive execution in real time  Design  Capital deployment measured alongside NFFO and leverage  Rewards timely investment execution  Requires growth to be balanced with profitability and balance sheet discipline  Performance goals require meaningful earnings growth, substantial capital deployment, and continued balance sheet discipline  Long-Term Incentives  Purpose: Ensure realized value reflects sustained stockholder returns  Design  Outperformance Grants recognize exceptional, value-accretive capital deployment or strategic transactions  Delivered entirely in performance-based equity  Must be re-earned over three years based on relative TSR  Maximum payout requires ≥85th percentile TSR

 2025 ANNUAL INCENTIVES: PERFORMANCE-BASED DESIGN AND OUTCOMES  The annual incentive program links compensation directly to measurable financial performance, disciplined capital deployment, and balance sheet strength.  Payouts for NFFO per share and leverage are capped at 200% of target  Target NFFO reflected approximately 15% growth over prior year actual  Leverage goals reinforced growth alongside continued balance sheet discipline  Achievement of “High” NFFO and leverage combined with “Super” capital deployment (inclusive of a strategic M&A transaction) resulted in a maximum payout of 300% of target  CEO earned an additional 10% of target based on the achievement of ESG goals set by the Sustainability and Corporate Responsibility Committee  Metric  Weight  Threshold  Target  High  Super  Result  Performance Achievement  NFFO per share  40%  $1.6809  $1.7268  $1.7591  —  $1.7602  High  Capital Deployment  40%  $250M  $500M  $750M  $1.5B (incl. strategic M&A)  $1.764B  Super  Average 2025 Quarter-End Net Debt to NormalizedRun- EBITDA (which we also refer to as leverage)  20%  4.0x  3.5x  3.0x  —  0.89x  High  Payout (as a % of Target)  50%  100%  200%  300%

 LONG-TERM INCENTIVES: STRUCTURE AND PERFORMANCE FRAMEWORK  Long-term incentives are primarily performance-based and tied to sustained relative TSR.  Award Component (Grant Timing)  Award Type (Weighting)  Performance Requirements  Award Values  2025 Base Grant(granted Dec. 2024)  PRSUs (50%)  Tied 100% to relative TSR for three years (1/1/25-12/31/27)  85th percentile three-year TSR required to achieve maximum payout  Capped if absolute TSR is negative, even if relative TSR is strong  Cliff vests after three years  CEO: $2,400,000  CFO/CIO: $775,000  Time-Based Restricted Stock (50%)  Vests 1/3 per year over three years  CEO: $2,400,000  CFO/CIO: $775,000  2025 Outperformance Grant(granted Jan. 2026, if earned)     PRSUs (100%)  If granted, must be re-earned based on relative TSR for three years (1/1/26-12/31/28)     >$750M in capital deployment inclusive of a strategic M&A transaction  CEO: $3,000,000  CFO/CIO: $1,000,000  $1.5B to $2.5B in capital deployment inclusive of a strategic M&A transaction  CEO: Interpolated from $0 to $1,500,000  CFO/CIO: Interpolated from $0 to $500,000  2025 Outperformance Grant Status  Earned based on record capital deployment  Remains subject to three-year relative TSR performance  Value realization contingent on sustained stockholder returns

(in thousands, except per share data) (Unaudited)
	FY 2024	FY2025
	31-Dec-24	31-Dec-25

Net income attributable to CareTrust REIT, Inc.	$125,080	$320,538
Real estate related depreciation and amortization	56,804	90,390
Noncontrolling interests' share of real estate related depreciation and amortization	(837)	(10,408)
Impairment of real estate investments	42,225	2,483
Loss (gain) on sale of real estate, net	2,208	(31,548)
FFO attributable to CareTrust REIT, Inc.	225,480	371,455
Write-off of deferred financing costs	354	-
Gain on foreign currency transactions, net	-	(4,012)
Provision for loan losses	4,900	-
Accelerated amortization of lease intangibles, net of noncontrolling interests' share	-	(1,023)
Property operating expenses (recoveries)	6,891	(174)
Non-routine transaction costs	1,326	5,329
Loss on extinguishment of debt	657	390
Amortization of stock-based compensation related to extraordinary incentive plan	-	3,483
Extraordinary incentive plan payment	2,313	-
Qualifying retirement benefits	-	1,896
Other expenses	-	359
Other income, net of NCI share(1)	-	(2,171)
Unrealized gain on other real estate related investments, net	(9,045)	(15,831)
Normalized FFO attributable to CareTrust REIT, Inc.	$232,876	$359,701

FFO per share attributable to CareTrust REIT, Inc.	$1.45	$1.82
Normalized FFO per share attributable to CareTrust REIT, Inc.	$1.50	$1.76
Diluted weighted average shares outstanding (2)	155,325	204,351

(1) Other income, net of NCI share represents a fee received in connection with the release of a facility from a purchase agreement, net of commission fees paid.
(2) For the periods presented, the diluted weighted average shares have been calculated using the treasury stock method.
 RECONCILIATIONS|   Note: See Appendix A to CareTrust’s definitive proxy statement filed with the SEC on March 13, 2026 for a definition and certain additional information regarding the calculation of FFO and Normalized FFO attributable to CareTrust REIT, Inc.

(in thousands) (Unaudited)
	Quarter Ended March 31, 2025		Quarter Ended June 30, 2025		Quarter Ended September 30, 2025		Quarter Ended December 31, 2025

Net income attributable to CareTrust REIT, Inc.	65,802		68,545		74,901		111,290
Depreciation and amortization	17,841		21,215		24,309		27,142
Noncontrolling interests’ share of real estate related depreciation and amortization	(2,223)		(2,513)		(2,796)		(2,876)
Interest expense	6,669		13,038		12,622		11,378
Income tax expense	-		1,030		2,077		1,894
Amortization of stock-based compensation	3,093		1,945		1,700		28
Amortization of stock-based compensation related to extraordinary incentive plan	816		1,081		793		793
EBITDA attributable to CareTrust REIT, Inc.	91,998		104,341		113,606		149,649
Impairment of real estate investments	-		-		452		2,031
(Gain) loss on foreign currency transactions, net	-		(4,413)		298		103
Property operating (recoveries) expenses	(105)		1,090		402		(1,561)
Gain on sale of real estate, net	(3,876)		-		-		(27,672)
Loss on extinguishment of debt	-		-		390		-
Non-routine transaction costs	888		61		560		3,820
Accelerated amortization of lease intangibles, net of noncontrolling interests’ share	-		-		(1,023)		-
Qualifying retirement benefits	-		-		-		1,896
Other expenses	-		-		-		359
Other income, net of NCI shares	-		-		-		(2,171)
Unrealized gain on other real estate related investments, net	(1,287)		(1,968)		(3,603)		(8,973)
Normalized EBITDA attributable to CareTrust REIT, Inc.	87,618		99,111		111,082		117,481
Full impact of annual investments(1)	82		10,126		615		2,747
Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc.	87,700		109,237		111,697		120,228

Total Debt	825,000		1,161,990		900,000		900,000
Cash, cash equivalents, restricted cash and escrow deposits on acquisitions of real estate	(667,101)		(306,051)		(712,480)		(339,295)
Net proceeds from ATM forward(2)	-		-		-		(238,033)
Net Debt	157,899		855,939		187,520		322,672
Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc.(3)	350,800		436,948		446,788		480,912
Net Debt to Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc.(4)	0.5	x	2.0	x	0.4	x	0.7	x
Average Quarterly Net Debt to Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. at December 31, 2025(5)							0.89	x

(1)
Quarterly adjustments give effect to the investments completed and loans receivable pay downs during the three months ended for the respective period as though such investments and repayments were completed as of the beginning of the period.

(2)
Assumes the net proceeds from the future expected settlement of shares sold under equity forward contracts through the Company's ATM program reduces outstanding debt and assumes the shares were issued.

(3)	Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. is calculated as Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. for the quarter multiplied by four (4).
(4)
Net Debt to Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. compares net debt as of the last day of the quarter to the Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. for the quarter.

(5)
Average Quarterly Net Debt to Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. at December 31, 2025 is calculated by taking the weighted average of the Net Debt to Annualized Normalized Run Rate EBITDA attributable to CareTrust REIT, Inc. for the four quarters in the year ended December 31, 2025.

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